Exhibit 7(b)

                           FORWARD VENTURES II, L.P.,
                         a Delaware limited partnership

                              AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT


            This Agreement is amended and restated as of the 21st day of September, 1993, by and among Forward II Associates L.P., a Delaware limited partnership (the "General Partner"), and each of the persons the names of which are set forth under the heading "Limited Partners" on the Schedule of Partners attached hereto, with respect to Forward Ventures II, L.P., a Delaware limited partnership (the "Partnership" or "Forward II"), formed on April 22, 1993 pursuant to the Delaware Revised Uniform Limited Partnership Act, as follows:

                                    ARTICLE I

                              NAME, CHARACTER, AND
                         PRINCIPAL OFFICE OF PARTNERSHIP

            1.1 Partnership Name. The name of the Partnership is Forward Ventures II, L.P. The partners of the Partnership are the General Partner and the Limited Partners (the "Partners"). The affairs of the Partnership shall be conducted under the Partnership name or such other name as the General Partner may, in its discretion, determine.

            1.2 Partnership Purpose. The primary purpose of the Partnership is to make venture capital investments, principally by investing in equity or equity-oriented securities of privately-held, early stage emerging biotechnology and health care related companies. The Partnership may also participate in, among other things, leveraged acquisitions of privately held and publicly held corporations (or divisions, subsidiaries or other business units thereof) and investments in securities of publicly held corporations that appear to be undervalued or that offer the opportunity for significant capital appreciation. The general purposes of the Partnership are to buy, hold, sell, and otherwise invest in Securities, whether readily marketable or not; to exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to Securities held or owned by the Partnership; to enter into, make, and perform all contracts and other undertakings; and to engage in all activities and transactions as may be necessary, advisable, or desirable, as determined by the General Partner, to carry out the foregoing.

            1.3 Principal Office; Registered Office. The principal office of the Partnership shall be 4275 Executive Square, Suite 800, La Jolla, California 92037, or such other place or places within the United States as the General Partner may from time to time designate. The Partnership's registered office in Delaware, and the name of the registered agent for service of process, shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 or such other place or persons as the General Partner may from time to time designate.


                                     . . . .

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                                   ARTICLE VII

                      MANAGEMENT, DUTIES, AND RESTRICTIONS

            7.1 Management. The General Partner shall have the sole and exclusive right to manage, control, and conduct the affairs of the Partnership and to do any and all acts on behalf of the Partnership (including exercise of rights to elect to adjust the tax basis of Partnership assets and to revoke such elections and to make such other tax elections as the General Partner shall deem appropriate).

            7.2 Indebtedness; Restrictions; Reinvestments.

            (a) The General Partner may borrow money or otherwise incur indebtedness on behalf of the Partnership or guaranty indebtedness of companies of which the Partnership holds Securities in an amount not in excess, in the aggregate at any point in time, of ten percent (10%) of the Partners' Capital Commitments to the Partnership; provided that no borrowing or guaranty shall be made by the Partnership if the Limited Partners would be required to recognize unrelated business taxable income within the meaning of Section 512 of the Code as a result thereof.

            (b) Except with the approval of a Majority in Interest of the Limited Partners, the Partnership shall not invest (i) more than fifteen percent (15%) of the aggregate amount of the Partners' Capital Commitments to the Partnership in the Securities of any one issuer, (ii) more than five percent (5%) of the aggregate amount of the Partners' Capital Commitments to the Partnership in Securities purchased by the Partnership in the over-the-counter market or that are listed on a securities exchange or (iii) partnerships with investment objectives similar to those of the Partnership.

            (c) The Partnership shall not reinvest any proceeds realized on the sale of Securities in the Partnership's venture capital portfolio; provided that such proceeds may be reinvested in Money-Market Investments.

            (d) The Partnership shall not invest primarily in leveraged acquisitions of privately or publicly held corporations.


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